Exhibit 99.(d)

MILES FUNDS, INC.

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT originally made and entered into as of January 1, 2010, by and between WB Capital Mutual Funds, Inc., now known as Miles Funds, Inc., a Maryland Corporation (herein called the “Company”), and Miles Capital, Inc., an Iowa Corporation (herein called the “Investment Adviser”) is amended and restated as of April 1, 2015.

WHEREAS, the Company is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Company desires to retain the Investment Adviser to furnish investment advisory to the existing investment portfolios of the Company and may retain the Investment Adviser to serve in such capacity to certain additional investment portfolios of the Company, all as now or hereafter may be identified in Schedule A hereto (such initial investment portfolio and any such additional investment portfolios together called the “Funds”) and the Investment Adviser represents that it is willing and possesses legal authority to so furnish such services without violation of applicable laws  and regulations:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.                                      Appointment.  The Company hereby appoints the Investment Adviser to act as investment adviser to the Funds for the period and on the terms set forth in this Agreement.  The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.  Additional investment portfolios may from time to time be added to those covered by this Agreement by the parties executing a new Schedule A which shall become effective upon its execution and shall supersede any Schedule A having an earlier date.

2.                                      Delivery of Documents.  The Company has provided and will continue to provide the Investment Adviser with copies of the Company’s Articles of Incorporation, By-laws, Prospectus, and Statement of Additional Information and any amendments thereto, any objectives, policies or limitations not appearing therein as they may be relevant to Investment Adviser’s performance under this Agreement, and the resolutions of the Directors authorizing the appointment of Investment Adviser to the Fund; provided, however, that such documents are provided to the Investment Adviser by the Company and further, that no changes or modifications to the foregoing shall be binding until the Investment Adviser is notified thereof.

3.                                      Management.  Subject to the supervision of the Company’s Board of Directors, the Investment Adviser will provide a continuous investment program for the Funds, including investment research and management with respect to all securities and investments and cash equivalents in the Funds.  The Investment Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Company with respect to the funds.  The Investment Adviser will provide the services under this Agreement in accordance with each of the Fund’s investment objectives, policies, and restrictions as stated in the Prospectus and resolutions of the Company’s Board of Directors.  The Investment Adviser further agrees that it:

(a)                                 Will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b)                                 Will conform with all applicable Rules and Regulations of the Securities and Exchange Commission under the 1940 Act and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to the investment advisory activities of the Investment Adviser;

(c)                                  Will not make loans to any person to purchase or carry units of beneficial interest (“shares”) in the Company or make loans to the Company;

(d)                                 Will place or cause to be placed orders for the funds either directly with the issuer or with any broker or dealer.  In placing orders with brokers and dealers, the Investment Adviser will attempt to obtain prompt execution of orders in an effective manner at the most favorable price.  The Investment Adviser may cause a Fund to pay a broker which provides brokerage and research services to the Investment Adviser a commission for effecting a securities transaction in excess of the amount another broker might have charged.  Such higher commissions may not be paid unless the Investment Adviser determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the Investment Adviser’s overall responsibilities to the Company and any other of the Investment Adviser’s clients.  In no instance will portfolio securities be purchased from or sold to the Investment Adviser, or any affiliated person of the Company or the Investment Adviser;

(e)                                  Will be authorized to consider for investment by each Fund securities that may also be appropriate for other funds and/or clients served by Investment Adviser.  To assure fair treatment of each Fund and all other clients of Investment Adviser in situations in which a Fund and one or more other clients’ accounts participate simultaneously in a buy or sell program involving the same security, such transactions will be allocated among each Fund and such other clients in a manner deemed equitable bo the Investment Adviser.  Investment Adviser is authorized to aggregate purchase and sale orders for securities held (or to be held) in each Fund with similar orders being made on the same day for other eligible client accounts or Funds managed by the Investment Adviser.  When an order is so aggregated, the actual prices applicable to the aggregated transaction will be averaged and each Fund and each other account or portfolio participating in the aggregated transaction will be treated as having purchased or sold its portion of the securities at such average price, and all transaction costs incurred in effecting the aggregated transaction will be shared on a pro-rata basis among the account or portfolios (including the Funds) participating in the transaction.

(f)                                   Will have the responsibility for voting proxies relating to each Fund’s portfolio holdings.

(g)                                  Will maintain all books and records with respect to the securities transactions of the Funds and will furnish the Company’s Board of Directors with such periodic and special reports as the Board may request;

(h)                                 Will treat confidentially and as proprietary information of the Company all records and other information relative to the Company and the funds and prior, present, or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company, and;

4.                                      Services Not Exclusive.  The investment management services furnished by the Investment Adviser hereunder are not to be deemed exclusive, and the Investment Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

5.                                      Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the funds are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company’s request.  The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

6.                                      Expenses.  During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Funds.

7.                                      Compensation.  For the services provided and the expenses assumed pursuant to this Agreement, each of the funds will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee equal to the fee set forth on Schedule A hereto.  The obligations of the funds to pay the above described fee to the Investment Adviser will begin as of the respective dates of the initial public sale of shares in the Funds.

If in any fiscal year the aggregate expenses of any of the Funds (as defined under the securities regulations of any state having jurisdiction over the Company) exceed the expense limitations of any such state, the Investment Adviser will reimburse the Fund for a portion of such excess expenses equal to such excess times the ratio of the fees otherwise payable by the Fund to the Investment Adviser hereunder and to Miles Capital, Inc., under the Management and Administration Agreement between Miles Capital, Inc., and the Company.  The obligation of the Investment Adviser to reimburse the Funds hereunder is limited in any fiscal year to the amount of its fee hereunder for such fiscal year, provided however, that notwithstanding the foregoing, the Investment Adviser shall reimburse the Funds for such proportion of such excess expenses regardless of the amount paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Company so require.  Such expense reimbursement, if any will be estimated daily and reconciled and paid on a monthly basis.

8.                                      Limitation of Liability  The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9.                                      Duration and Termination.  This Agreement will become effective as of the date first written above (or, if a particular fund is not in existence on that date, on the date a registration statement relating to that Fund becomes effective with the Securities and Exchange Commission), provided that it shall have been approved by vote of a majority of the outstanding voting securities of such Fund, in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect until December 31, 2011.

Thereafter, if not terminated, this Agreement shall continue in effect as to a particular Fund for successive annual periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Company’s Board of Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Company’s Board of Directors or by vote of a majority of all votes attributable to the outstanding shares of such Fund.  Notwithstanding the foregoing, this Agreement may be terminated as to a particular Fund at any time on sixty days’ written notice, without the payment of any penalty, by the Company (by vote of the Company’s Board of Directors or by vote of a majority of the outstanding voting securities of such Fund) or by the Investment Adviser.  This Agreement will immediately terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” shall have the same meanings as ascribed to such terms in the 1940 Act.)

10.                               Investment Adviser’s Representations.  The Investment Adviser hereby represents and warrants that it is willing and possesses all requisite legal authority to provide the services contemplated by this Agreement without violation of applicable law and regulations.

11.                               Amendment to this Agreement.  No provision of this Agreement may be changed, waived, discharges or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

12.                               Miscellaneous.  The names “Miles Funds, Inc.” and “Directors of the Miles Funds, Inc.” refer respectively to the Company created and the Directors, as directors but not individually or personally.  The obligations of the Company entered into in the name or on behalf thereof by any of the Directors, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Directors, Shareholders or representatives of the Company personally, but bind only the assets of the Company, and all persons dealing with any series of shares of the Company must look solely to the assets of the Company belonging to such series for the enforcement of any claims against the Company.

13.                               Captions and Severability.  The captions in this Agreement are included for convenience of reference only and shall in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  If any provisions of this Agreement shall be held invalid under any applicable statute or regulation or by a decision of a court of competent jurisdiction, this invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisons are severable.

14.                               Governing Law.  This Agreement shall be governed by and construed in accordance with applicable federal law and the laws of the state of Iowa, without regard to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below effective as of the day and year first above written.

Miles Funds, Inc.

By:	/s/ Amy Mitchell
Amy Mitchell
Title:	Treasurer & Secretary

Miles Capital, Inc.

By:	/s/ Gregory D. Boal
Gregory D. Boal
Title:	Chief Executive Officer & CIO

Schedule A

Amended and Restated Investment Advisory Agreement

Between

Miles Funds, Inc.

and

Miles Capital, Inc.

Name of Fund	Compensation

Institutional Money Market Fund	Annual rate of twenty one-hundredths of one percent ( 0.20%) of the average daily net assets of such Fund.

* All fees are computed daily and paid monthly.